EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Second Amended and Restated 2004 Equity Incentive Plan of Guidance Software, Inc. of our reports dated February 24, 2015, with respect to the consolidated financial statements and financial statements schedule of Guidance Software, Inc. and the effectiveness of internal control over financial reporting of Guidance Software, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP

Los Angeles, California

September 30, 2015